EXHIBIT 10.24

[Letterhead]

[●], 2016

[Name]

[Address]

[City, State Zip]

Retention Bonus

Dear [●]:

As you are aware, Time Warner Inc. (the “Company”) has entered into a merger agreement[, dated October 22, 2016] (a “Merger Agreement”), with AT&T Inc. (“AT&T”) which contemplates that AT&T will acquire the Company (the “Transaction”). Your role has been identified as integral to the success of the Transaction and the Company would like to provide you with additional incentive to continue your employment with the Company. Therefore, we are pleased to offer you a retention bonus pursuant to the terms of this letter agreement.

1.        Retention Bonus.  Subject to Paragraph 2, the Company will pay you a cash retention bonus in the amount of $[●] (the “Bonus”) on the following schedule:

  (a)    50% of the Bonus (the “First Payment Amount”) will be paid as soon as practicable following the closing of the Transaction (the “Closing”), but in no event later than thirty (30) days following the Closing, subject to your continued employment by the Company or one of its subsidiaries through the Closing;

  (b)    50% of the Bonus (the “Second Payment Amount”) will be paid as soon as practicable following the six-month anniversary of the Closing (the “Second Payment Date”), but in no event later than thirty (30) days following the Second Payment Date, subject to your continued employment by AT&T or one of its subsidiaries (including the Company or one of its subsidiaries) through the Second Payment Date; and

  (c)    in the event that, prior to the Closing, the Merger Agreement is terminated and the Closing does not occur (the date of such termination, the “Merger Termination Date”, and each of the Closing, the Second Payment Date and the Merger Termination Date, a “Payment Date”), you will be paid both the First Payment Amount and the Second Payment Amount within thirty (30) days following the Merger Termination Date, subject to your continued employment by the Company or one of its subsidiaries through the Merger Termination Date.

2.        Termination of Employment.

  (a)    If, prior to your receipt of all portions of the Bonus, your employment is terminated by the Company, AT&T or one of their respective subsidiaries without Cause or as a result of your death or Disability or, following the Closing, due to Good Reason (each, such term shall have the meaning set forth in the award agreement governing your most recent grant of Company restricted stock units or, if you have not received a grant of Company restricted stock units, within the meaning of the Time Warner Inc. Change in Control Severance Plan), all unpaid portions of the Bonus will be paid to you in a lump sum as soon as practicable but no later than seventy (70) days after the date of such termination. Notwithstanding the foregoing, in the event of a termination without Cause or, following the Closing, for Good Reason, a condition precedent to the Company’s obligation to pay any portion of the Bonus that relates to a Payment Date that has not yet occurred as of your termination date shall be your execution and delivery of a release in the form that is applicable pursuant to your employment agreement or the severance plan that is then applicable to you (whichever document governs your right to severance) within sixty (60) days following the date that your employment terminates. If you shall fail to timely execute and deliver such release, or if you revoke such release as provided therein, then you will forfeit all rights in respect of the portion of the Bonus that relates to a Payment Date that had not yet occurred prior to your termination date. Furthermore, if you are subject to an employment agreement that provides you with the right to terminate your employment if the Company is in material breach of its obligations thereunder, then if you terminate your employment as a result of a material breach, it will be deemed a termination without Cause for purposes of this letter agreement, regardless of whether it occurs prior to, upon or following the Closing.

  (b)    If, prior to the applicable Payment Date, your employment terminates for any reason other than those set forth in Paragraph 2(a) above, all portions of the Bonus that relate to a future Payment Date will be immediately forfeited and you will have no further rights with respect thereto. For the avoidance of doubt, in such event, you shall remain entitled to any unpaid portion of the Bonus that relates to a Payment Date that occurred prior to termination of your employment.

3.        Excise Tax.  You acknowledge and agree that the Bonus is subject in all respects to the terms of either (a) your employment agreement with the Company (if you are party to such an agreement), (b) your most recent Company restricted stock unit award agreement (if you are party to such an agreement but not to an employment agreement) or (c) the Time Warner Inc. Change in Control Severance Plan (if you are party to neither an employment agreement nor a Company restricted stock unit agreement) relating to Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”).

4.        Confidentiality.  You hereby agree that you will keep the terms of this letter agreement confidential, and will not, except as required by law, disclose such terms to any person other than your immediate family or professional advisers (who also must keep the terms of this letter agreement confidential).

5.        Withholding.  Subject to applicable law, the Company may deduct and withhold from any amount payable under this letter agreement such Federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.

6.        Assignment.

  (a)     This letter agreement is personal to you and, without the prior written consent of the Company, shall not be assignable by you otherwise than by will or the laws of descent and distribution, and any assignment in violation of this letter agreement shall be void. Notwithstanding the foregoing sentence, this letter agreement and all of your rights hereunder shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

  (b)     The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company (a “Successor”) to assume and agree to perform this letter agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this letter agreement, the term “Company” shall mean the Company as hereinbefore defined and any Successor and any permitted assignee to which this letter agreement is assigned.

7.        Amendment/Waiver.  No provisions of this letter agreement may be amended, modified, waived or discharged except by a written document signed by you and the Senior Vice President, Global Compensation and Benefits of the Company. The failure of a party to insist upon strict adherence to any term of this letter agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this letter agreement.

8.        Entire Agreement.  This letter agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto. None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.

9.        Governing Law.  The validity, interpretation, construction and performance of this letter agreement shall be governed by the laws of the State of New York, unless your principle place of employment is in the State of California, in which case the laws of the State of California shall govern (in each case, without giving effect to its conflicts of law).

10.      Section 409A Compliance.  It is the intention of the Company that the payments and benefits to which you could become entitled under this letter agreement are exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Code. In the event the Company determines the payments to which you could become entitled under this letter agreement constitute “nonqualified deferred compensation” under Section 409A of the Code and that the terms of this letter agreement do not comply with Section 409A of the Code, the Company will negotiate with you reasonably and in good faith to amend the terms of this letter agreement such that they comply (in a manner that attempts to minimize the economic impact of such amendment on you and the Company) within the time period permitted by the applicable Treasury Regulations.

11.       Counterparts.  This letter agreement may be executed in two or more counterparts (including by facsimile of PDF), each of which will be deemed an original but all of which together will constitute one and the same instrument.

TIME WARNER INC.

By:

	Name:	James Cummings
	Title:	Senior Vice President of Global Compensation and Benefits

Accepted and Agreed:

[Employee’s Name]

Dated:                 , 2016

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